[MAN INVESTMENTS LOGO OMITTED]

                                Man-AHL 130, LLC
                                Account Statement
                              6/1/2007 to 6/30/2007
                                   (Unaudited)

Man Investments (USA) Corp
123 N. Wacker Drive, Suite 2800
Chicago, IL 60606

                     STATEMENT OF CHANGES IN CAPITAL ACCOUNT

Beginning of Period Net Asset Value                                                       16,304,310.33

Capital Additions this Period                                                                      0.00

Capital Withdrawals this Period
                                                                 0.00
         Net Income (Loss) for the Period                                                    544,115.02
                                                                                         --------------
         End of Period Net Asset Value (6/30/2007)                                        16,848,425.35
                                                                                         --------------
         Rate of Return for the Period                            3.34%


                       INVESTOR STATEMENT OF INCOME (LOSS)

Income

              Gain (Loss) on Trading of Commodity Futures and Forwards:
                  Realized Gain (Loss) on Closed Futures and Forwards                       (418,337.12)
                  Change in Unrealized Gain (Loss) on Open Futures and Forwards            1,123,513.98
              Gain (Loss) From Investments in Other Partnerships                              10,205.10
              Change in Accrued Commissions                                                  (29,236.50)
              Interest Income                                                                 32,825.59
                                                                                         --------------
                              Total Income                                                   718,971.05
                                                                                         --------------

Expenses

              Management Fee                                                                 (38,833.64)

              Incentive Fee                                                                 (128,994.90)

              Other Expenses                                                                 (45,812.43)

              (Waiver)                                                                        38,784.94
                                                                                         --------------

                              Total Expenses                                                (174,856.03)
                                                                                         --------------
                              Net Income                                                     544,115.02
                                                                                         --------------


              STATEMENT OF FUND CHANGES IN NET ASSET VALUE (N.A.V.)

Beginning of Period Net Asset Value (5/1/2007)                                            16,304,310.33

Capital Contributions this Period                                                                  0.00

Capital Redeemed this Period                                                                       0.00

Current Period Net Income (Loss)                                                             544,115.02

                     End of Period Net Asset Value Class A Series 2 (6/30/2007)           16,848,425.35

                     End of Period Net Asset Value Per Unit Class A Series 2 (6/30/2007)       112.3230


To the best of my knowledge and belief, the information contained in the above report is accurate and complete.


/s/ Alicia B. Derrah
    Alicia B. Derrah, Chief Financial Officer, Man Investments (USA) Corp Commodity Pool Operator of Man AHL-130, LLC